Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217215

PROSPECTUS SUPPLEMENT NO. 4

TO PROSPECTUS DATED JULY 17, 2017

Inspired Entertainment, Inc.

_________________

This Prospectus Supplement No. 4 supplements information contained in our prospectus dated July 17, 2017, as amended and supplemented from time to time, and includes the attached Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 21, 2017. The prospectus relates to the resale by the selling security holders identified on pages 28-34 of the prospectus of up to 22,225,950 shares of our common stock, par value $0.0001 per share.

You should read this Prospectus Supplement No. 4 in conjunction with the prospectus, as amended and supplemented. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

PLEASE CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 3 or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 21, 2017

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2017, Inspired Entertainment, Inc. (the “Company”) and its Chief Operating Officer, David G. Wilson, agreed on the terms by which Mr. Wilson’s employment will be terminated by reason of redundancy, effective September 21, 2017. The Company is eliminating the Chief Operating Officer position and distributing the responsibilities associated with that position among other management positions. The Company expects that, in the future, Mr. Wilson may serve as an advisor to the Company on particular projects.

Under the terms of Mr. Wilson’s separation, consistent with his employment contract with Inspired Gaming (UK) Limited, a subsidiary of the Company, and applicable United Kingdom employment laws, he will receive 12 months’ salary and car allowance in the lump sum aggregate amount of £280,000 (approximately $380,000), as well as certain redundancy-related amounts totaling £50,500 (approximately $70,000) and certain benefits extensions. In addition, in lieu of receiving a bonus under the Company’s management bonus program for the Company’s fiscal year ending September 30, 2017, he will receive a payment of £191,000 (approximately $260,000) and he will receive the amount of £180,000 (approximately $240,000) over a six-month period in consideration for the cancellation of an award of restricted stock units he previously received upon the completion of the Business Combination between Hydra Industries Acquisition Corp. and Inspired Gaming Group to form Inspired Entertainment, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2017

INSPIRED ENTERTAINMENT, INC.

By	/s/ Luke Alvarez
Name: Luke Alvarez
Title: President and Chief Executive Officer